Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 27, 2024, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of SES AI Corporation on Form 10-K for the year ended December 31, 2023. We consent to the incorporation by reference of said reports in the Registration Statements of SES AI Corporation on Form S-3 (File No. 333-271423) and Form S-8 (File No. 333-264284).

/s/ GRANT THORNTON LLP

Boston, Massachusetts

February 27, 2024